Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INTERLEUKIN GENETICS, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Interleukin Genetics, Inc. (the “Corporation”).

SECOND:	The Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on March 28, 2000, as amended to date, is hereby further amended by striking out the first paragraph of Article 4 in its entirety and by substituting in lieu thereof the following:

“ARTICLE 4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 156,000,000 shares, consisting of 150,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”) and 6,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).”

THIRD:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 9th day of August, 2012.

INTERLEUKIN GENETICS, INC.

By:	/s/ Lewis H. Bender
Lewis Bender Chief Executive Officer